Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Foothills Resources, Inc.
We consent to the incorporation by reference of our report dated April 27, 2009, with respect to the consolidated balance sheets of Foothills Resources, Inc., as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the years ended December 31, 2008, 2007 and 2006.
BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK THORNBURGH & KEETER
ACCOUNTANCY CORPORATION
Bakersfield, California
April 27, 2009